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                           LEXAR MICROSYSTEMS, INC.
                                  EMPLOYMENT
                          MEMORANDUM OF UNDERSTANDING

                                August 20, 1997

     This memorandum summarizes the principal terms and conditions of a proposed agreement among Lexar Microsystems, Inc. (the "Company"), a California corporation, and Petro Estaktri and Mahmud (Mike) Assar whereby as of August 20, 1997, the Employee and Lexar desire to modify their existing employment agreements in accordance with the terms and conditions of this Agreement.

                       Principal Terms of the Transaction

I.   Termination Severance.
     ---------------------

     In the event of the Employees' involuntary termination from employment with Lexar, for any reason other than a breach of fiduciary duty and/or engaging in a criminal activity, Lexar agrees to continue to pay each of the Employees, as severance pay, their respective base salaries until such time as when they become employed elsewhere or twelve months from the date of their termination of employment, whichever occurs first. In the event the Board of Directors changes in the compensation or responsibilities without the Employees' concurrence, each of the Employees may choose to terminate his employment, in which event each of the Employees would be entitled to the aforementioned severance pay. In case of either such aforementioned event (termination or a change in compensation or responsibilities without concurrence), each Employees' unvested stock in the Company will vest immediately.

II.  Event of Death.
     --------------

     In the event of the death of any of the Employees', all unvested stocks of the deceased will vest immediately.

III. Compensation.
     ------------

     The existing annual base salary will remain until the Company achieves its first profitable quarter at which time the new compensation plan substantially similar for all three executives (John Reimer, Petro Estaktri, and Mike Assar) will be offered by the board of directors. The bonus plan will be considered John Reimer, Petro Estaktri and Mike Assar based on mutually agreed performance goals and payable after Lexar achieves its first profitable quarter. Also Lexar will acknowledge that the compensation plan for all three employees will remain the same, even after the IPO.
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IV.  Restricted Stock Option Grant.
     -----------------------------

     Petro Estaktri and Mike Assar are recognized as founders of Lexar Microsystems. Therefore 50% of the granted shares will be vested upon recapitalization, and the rest will be vested in four years. Lexar also recognizes that a portion of these shares that vest upon recapitalization are already paid for by the employees. Also 25% of the granted shares will be vested upon recapitalization for John Reimer, and the rest will be vested in four years.

Petro Estaktri

/s/ Petro Estakhri                        Date:  9/16/97
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Mahmud Assar

/s/ Mahmud Assar                          Date: 9/16/97
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John Reimer

/s/ John Reimer                           Date: 9/16/97
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TEAC TOSHIBA

/s/ Hideo Ito                             Date: 9/17/97
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Ito Hideo

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